Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 (No. 333-191534) of Arc Logistics Partners LP of our report dated August 9, 2013 relating to the financial statements of Arc Terminals Mobile Holdings, LLC, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 25, 2013